Exhibit 99.7

Salesforce FAQ’s

Customer Facing Preparation

How will this change impact my practice or my patients?

•	There will be no immediate impact – it will be business as usual – and we will continue to operate as independent companies until the deal closes.

•

Upon completion of the deal, Crown expects to have one of the most comprehensive portfolios of skin health and aesthetic brands – so we are very excited about the future of our product offerings – which will represent the three pillars of facial aesthetics: relax, restore and regenerate.

Do I still need to order from Crown going forward or will that change?

•	Yes, you should still order from Crown, as there will be no immediate changes.

•	We will keep you updated after the deal closes if there are any modifications in how we process order requests, but again – we do not expect any disruptions.

Will you still be my sales representative?

•	I will still be your sale representative in the near term. If there are any changes, we will be sure to keep you updated.

Is customer service changing?

•

No, we will continue to deliver the high-quality products and services that you expect from Crown and remain focused on providing a diverse portfolio of safe and effective scientific solutions for life-long healthy skin.

•	We thank you for your continued commitment and partnership with us and are excited for this next chapter and look forward to working closely together.

Will this cause any shipment delays?

•	No, we do not expect this exciting transition to cause any shipment delays.

Will the quality of the products change?

•	Absolutely not. We remain committed to providing a diverse portfolio of safe and effective scientific solutions for life-long healthy skin.

Will I have to pay a different price for the products going forward?

•	Crown and Revance will continue to operate as separate and independent companies until the deal closing, which is expected by year end.

•	If our pricing structure changes for any reason in the future, we will keep you updated.

Will there be any bundles for Crown and Revance products?

•	While we don’t have an answer to that question right now, we are excited about the future of our comprehensive product portfolio offering and will be able to share more details after the deal closes.

What will happen to my shares now that Revance is acquired?

•	Crown and Revance will continue to operate as separate and independent companies until the deal closing, which is expected by year end.

•	The transaction is still subject to regulatory approvals and other customary closing conditions.

•	While I don’t have answers to all of your financial related questions, for specific stock/share information you can contact [X].

Forward-Looking Statements

Certain statements contained in this communication are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance’s and Crown’s future financial performance, business prospects and strategy, expectations with respect to the tender offer and the Merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the Merger, including, among other things, regarding how many of Revance stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals, the ability to satisfy the conditions to the closing of the tender offer and the Merger, the expected timing of the tender offer and the Merger, the possibility that the Merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the announcement of the tender offer and the Merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Crown and its acquisition subsidiary will file with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 Company will file with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Revance nor Crown undertakes any duty to update forward-looking statements to reflect events after the date of this communication.

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Revance Therapeutics, Inc. The solicitation and the offer to buy shares of Revance’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Crown Laboratories and its acquisition subsidiary intends to file with the Securities and Exchange Commission (SEC). In addition, Revance will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, such documents will be mailed to the stockholders of Revance free of charge and investors will also be able to obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement) and other documents filed by Crown Laboratories and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), INCLUDING TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT OF REVANCE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

3